Exhibit 10.1
AMENDMENT NO. 2 TO THE
TECHNOLOGY TRANSFER, VALIDATION AND
COMMERCIAL FILL/FINISH SERVICES AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”) is made and entered into as of February 23, 2024 (the “Amendment Effective Date”), by and between Revance Therapeutics, Inc., (“Client”), and Ajinomoto Althea, Inc., dba Ajinomoto Bio-Pharma Services, a California (formerly Delaware) corporation (“ABPS”).
WHEREAS, Client, and ABPS are parties to that certain Technology Transfer, Validation and Commercial Fill/Finish Services Agreement with an Effective Date of March 14, 2017 (the “Agreement”), as amended by Amendment No. 1 to the Technology Transfer, Validation and Commercial Fill/Finish Services Agreement, effective December 18, 2020 (the "Amendment #1"); and
WHEREAS, the parties desire to further amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement is amended as follows:
A.The Agreement and Amendment #1 shall be known collectively as the “Services Agreement.” Unless otherwise defined herein, capitalized terms used in this Amendment shall have the respective meanings ascribed thereto in the Services Agreement.
B.The following sections or subsections of the Services Agreement are hereby replaced, in their entirety, as follows:
2.5 Delays & Yields:

2.5 (a) The parties acknowledge and agree that all Production timelines and target yields are approximate and subject to risks and uncertainties inherent, for example, in technology transfer and the biopharmaceutical industry generally and in the Production materials and technologies. Except for the remedies for delays set forth in (b) below, ABPS shall not be responsible for timeline delays or revisions or lower than expected yields unless (i) such delays or lower yields are caused by ABPS’s negligence or willful misconduct or failure to use commercially reasonable efforts and (ii) the relevant binding yield or timeline is set forth in the SOW, and the binding yield or timeline and applicable tolerance and remedies are set forth in the SOW, and in all cases subject to Article 12. Specifically and without limitation, ABPS is not responsible for delays due to lack of delivery or delays in reviews, approvals, information, documents, (pre)payments or other items to be supplied by Client or its selected vendors, nor for delays caused by delivery delays, variation from Specifications or variable performance of Bulk Compound or other Components (except in the event of ABPS’s negligence or willful misconduct as set forth in section 2.9(a)). The parties agree to negotiate in good faith an appropriate yield target, tolerances and minimum obligation per Batch following the validation of Client’s process and the subsequent Production and release of [*] Batches of Client Product, along with Batch price adjustments (up or down) in the event of a shortfall due to the fault of ABPS, or in the event of excess or below minimum yield. To minimize delays, ABPS will maintain such Component management activities as are described in an SOW.

2.5 (b) Any Batch (i) for which the Bulk Compound was received by ABPS at least [*] days prior to the Fill Date (ii) whose Fill Date is later than the Fill Date scheduled in a timely-received and accepted purchase order and (iii) which lateness is caused solely by matters within the responsibility of ABPS and reasonably within its control (excluding e.g. significant changes in vendor lead times, vendor delays not caused by ABPS, ongoing major or critical investigations, force majeure, acts or omissions of Client or its agents including delays in providing reviews, information, materials or approvals) will be considered an “ABPS Delay”. An ABPS Delay shall be measured as the number of days the Fill Date is delayed from the accepted Fill Date. ABPS will provide a percentage discount on the Purchase Price in the
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

SOW (excluding Components costs) for the Batch(es) affected by an ABPS Delay according to the following table:

ABPS Delay	Discount
[*] days delay	[*]
[*] days delay	[*]
[*] days or more delay	[*]

2.12 (b) Within [*] days of Client’s receipt of ABPS’s Batch release documentation under Section 5.1, Client shall notify ABPS as to whether to return, retain or dispose of remaining Client-Supplied Components, and shall provide shipping instructions for Client Product. Regardless of location or contemplated or actual further processing of Client Product Batch(es), title and risk of loss for Client Product shall pass to Client on the earliest of (i) expiration of such [*] day period, or resolution of a rejected Product dispute under Section 5.1(c), whichever is later; or (ii) release by Client; or (iii) shipment of such materials to Client or its designee. If case (i) or (ii) occurs before shipment ABPS will begin assessing a storage fee for all such materials at the price set forth in the SOW, or, if none, at ABPS’s then-current rates. Storage fees may also be assessed, beginning [*] days after cessation or interruption of Production, for retained Client-Supplied Components and Client equipment. Storage may be at ABPS’s or its qualified subcontractors’ storage facilities. If ABPS is storing any of the foregoing items for Client, ABPS may destroy such items at Client’s expense, upon [*] days’ notice of intent to destroy and opportunity to take delivery prior to the scheduled shipment for destruction.

Section 2.15 Competing Products [*].

3.1 Term: This Agreement shall commence on the Effective Date and will continue until December 31, 2027, unless sooner terminated pursuant to this Section 3.1 or Section 3.2 herein (the “Term”).

3.2 (c) Termination for Convenience: Client shall have the right to terminate this Agreement, without cause, with [*] written notice to ABPS, subject to payment of amounts due under Sections 2.9(a) (components), 2.4(b) (accepted purchase orders), and 3.3 (cancellation) in addition to any Take or Pay obligations under the SOW. ABPS shall have the right to terminate this Agreement, without cause, with [*] written notice to Client. For clarity, both parties must fulfill their obligations that accrue during the notice period, including any accepted purchase orders or cancellation fees if applicable, Dedicated Capacity, Obligated Capacity and related take or pay obligations set forth in a SOW.

5.1 Acceptance and Non-Conforming Client Product: ABPS shall promptly ship any Client Product samples required in the SOW for each lot within [*] business days of the Fill Date. Within [*] days from the date of ABPS’s testing and release of Batch(es) of Client Product, ABPS shall promptly forward to Client, or Client’s designee, copies of the Released Executed Batch Record. Within [*] days after receipt by Client of such documentation, Client shall determine whether Client Product conforms to the quantity ordered, the Specifications and has been manufactured in accordance with cGMP and, if so, notify ABPS of its acceptance of such Client Product.

5.1 (a) If Client does not notify ABPS that any Batch of Client Product does not conform to the Specifications and cGMP (a “non-conformity” or “defect”) and reject such Batch within the above time period, then Client shall be deemed to have accepted the Client Product and waived its right to revoke acceptance. Notwithstanding the foregoing, Client shall have the right to revoke acceptance in the event of a Batch defect or non-conformity that (i) existed at the time of shipment by ABPS under section 2.7; (ii) was not discoverable at the time of delivery by reasonable testing, inspection and review by Client; (iii) was caused by ABPS’s failure to adhere to cGMP or the MBR; (iv) Client gives notice thereof to ABPS within [*]
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

days of the earliest to occur of the events listed in clauses 2.12(b)(i)-(iii); and (v) Client has timely met its take or pay obligations under the relevant SOW during the 12-month period prior to the disposition of the Batch having such defect/non-conformity (a “Limited Latent Defect”).

5.1 (b) If Client believes any Batch of Client Product does not conform to the Specifications and cGMP, it shall notify ABPS by telephone of its rejection of such Batch, including a detailed explanation of the non-conformity, and shall confirm such notice in writing via overnight delivery to ABPS within the above-prescribed [*] day acceptance period. Upon receipt of such notice, ABPS will investigate such alleged non-conformity, and (i) if ABPS agrees such Client Product is non-conforming, deliver to Client a corrective action plan within [*] days after receipt of Client’s written notice of non-conformity, or such additional time as is reasonably required e.g. if such investigation or plan requires data from sources other than Client or ABPS, or (ii) if ABPS disagrees with Client’s determination that the Batch of Client Product is non-conforming, ABPS shall so notify Client by telephone within such [*] day period and confirm such notice in writing by overnight delivery.

5.1 (c) If the parties dispute whether rejected Client Product is conforming or non-conforming, samples of the Batch of Client Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if non-conforming, shall be binding upon the parties. Client and ABPS shall share equally the costs of such laboratory or consultant, except as set forth in Section 5.2.

5.1 (d) Manufacturing deviations and investigations which occur during Production of Client Product and which do not cause the Production to be non-compliant with cGMP, (which may include non-compliance under a 483 warning letter or OAI), shall not be deemed to cause Client Product to be non-conforming. ABPS shall not be liable for any non-conformity arising from Client’s instructions or defective, contaminated or non-conforming Client-Supplied Components, except for ABPS’ negligence or willful misconduct as set forth under 2.9(a).

5.2 Exclusive Remedy for Non-Conforming Product:

5.2 (a) In the event ABPS agrees, or the independent laboratory determines, that the Batch of Client Product is non-conforming solely as a result of the negligence of ABPS including its failure to adhere to the terms of this Agreement (or cGMP) and Client timely rejects the Batch, then ABPS, as Client’s exclusive remedy, shall at its expense, and subject to Client, at [*] expense (subject to [*] Section 5.3 of the Agreement) supplying the replacement Bulk Compound and any other Client-Supplied Components, either (i) refund any amounts previously paid for such Batch and cancel any remaining invoice for such Batch or (ii) replace such non-conforming Client Product within [*] days from receipt of replacement Bulk Compound from Client. In such event, the Obligated Capacity shall be reduced by the Purchase Price of the Batch if the Batch is not replaced and, ABPS shall also reimburse Client for any independent laboratory fees paid by Client under Section 5.1(c). In the event such Client Product is determined by the independent laboratory to be conforming, or to be non-conforming due to the act or omission of Client, then Client shall reimburse ABPS for ABPS’s portion of such laboratory’s fees.

5.2 (b) For clarity and by way of example, if Client Product is non-conforming due to non-conforming Bulk Compound or other Components (except for ABPS’ negligence or willful misconduct as set forth under 2.9(a)) or other matters within the responsibilities of Client, then Client will not be entitled to the foregoing remedy.

5.2 (c) Failure to Supply. In the event of a failure to supply and release at least [*] of the Batches (excluding replacement Batches) under accepted purchasing orders covering any period of [*] days solely as a result of the negligence of ABPS including its failure to adhere to the terms of this Agreement (or cGMP) the Parties will meet and agree on and implement a delivery improvement action plan within [*] business days. If after implementation of such
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

action plan there is subsequently a failure to supply and release at least [*] of the Batches (excluding replacement Batches) under accepted purchasing orders covering any [*] day period solely as a result of the negligence of ABPS including its failure to adhere to the terms of this Agreement (or cGMP) then Client shall have the right to terminate this Agreement immediately by notice, including the right to cancel outstanding purchase orders without a cancellation fee under section 3.3, and in such case will be responsible only for paying for services properly performed and non-cancellable commitments of ABPS up to the date of termination.

5.3 Lost Bulk Compound: In the case where Client Product is non-conforming such that Client is entitled to remedies under section 5.2, or Bulk Compound or Peptide is lost or damaged due to the negligence or willful misconduct of ABPS, then as Client’s exclusive remedy for any Bulk Compound or Peptide loss or damage, Client shall be entitled to reimbursement by ABPS for the original cost of the lost Bulk Compound or Peptide, up to [*] or [*] of the amounts due ABPS (excluding the cost of Components) for the Batch(es) at issue, whichever is less, such reimbursements to be limited to [*] Batches (or the corresponding quantity of Bulk Compound or Peptide) in any calendar year. For clarity, Client is responsible for losses of Bulk Compound or Peptide not caused by the negligence or willful misconduct of ABPS or in excess of such amounts, and for maintaining its own insurance, including property insurance, in amounts adequate to cover such losses.

C.Except as amended by this Amendment, all other terms and conditions of the Services Agreement shall remain in full force and effect.
D.This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Amendment Effective Date.

CLIENT		ABPS
By:	/s/ Tobin Schilke	By:	/s/ Bert Barbose
Name:	Tobin Schilke	Name:	Bert Barbose
Title:	CFO	Title:	President & COO
Date:	2/26/2024	Date:	2/26/2024

/s/ MK
Marc Korenberg
Senior Vice President, Finance
2/26/2024

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.